Exhibit 10.14(a)
FIRST AMENDMENT TO THE
STERLING CHEMICALS, INC. COMPREHENSIVE WELFARE
BENEFIT PLAN
          Whereas, Sterling Chemicals, Inc. (the “Corporation”) currently maintains a Comprehensive Welfare Benefit Plan (the “Plan”);
          Whereas, pursuant to Section 10.02 of the Plan, the Sterling Chemicals, Inc. Employee Benefits Plans Committee ( the “Committee”) has the right to amend the Plan or any benefit agreement at any time; and
          Whereas, the Committee desires to, and hereby elects to, modify the medical and prescription drug benefit programs under the Plan as provided in this First Amendment to the Plan (this “Amendment”);
          Now, Therefore, the Plan is hereby amended as follows:
Article IV
Eligibility and Participation
          Section 1. Amendment of Article IV of the Plan. Article IV of the Plan is hereby amended by adding: notwithstanding any other provisions of the Retiree Medical Plan and the Retiree Prescription Drug Plan, a Participant who (a) receives an offer during July, 2008 from the Employer to participate in the voluntary hourly or salaried exit program or salaried involuntary severance program due to the reduction in force by means of an official letter from the Employer, (b) duly elects to accept such offer and presents his written election in accordance with the program before the deadline for making such election and (c) who meets the required 10 years of service eligibility but is not yet age 55, shall be eligible to participate in the Retiree Medical program and Retire Prescription Drug program once attaining age 55; if such employee subsequently elects to retire under the Sterling Chemicals, Inc. Salaried Employees Pension Plan or the Sterling Chemicals, Inc. Hourly Paid Employees Pension Plan upon reaching age 55.
          Section 2. Effect of Amendments. Except as amended and modified by this Amendment, the Plan shall continue in full force and effect. The Plan and this Amendment shall be read, taken and construed as one and the same instrument. This Amendment shall supersede any provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment. Upon the effectiveness of this Amendment, each reference in the Plan to “this Plan” or “the Plan” shall mean and be a reference to the Plan as amended hereby.
          Section 3. Binding Effect. This Amendment shall inure to the benefit of, and shall be binding upon the Employer (as defined in the Plan) and its successors and assigns and upon the participants in the Plan and their respective heirs, executors, personal representatives, administrators, successors and assigns.

          Section 4. Severability. Should any clause, sentence, paragraph, subsection or Section of this Amendment be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Amendment, and the part or parts of this Amendment so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein.
          Section 5. Governing Law. To The Extent Not Superseded By The Laws Of The United States, This Amendment Shall Be Construed and Enforced in Accordance With, and the Rights of the Parties Shall Be Governed By, the Internal Laws of the State of Texas, Without Reference to Principles of Conflicts of Law.
          In Witness Whereof, the Corporation has caused this Amendment to be duly executed in its name and on its behalf by its proper officer thereunto duly authorized effective as of July 10, 2008.

Sterling Chemicals, Inc.

/s/ Kenneth M. Hale
Kenneth M. Hale
Senior Vice President and General Counsel
IMPORTANT NOTE
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